Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2014 FIRST QUARTER RESULTS

IONIA, Mich., Apr. 21, 2014 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2014 net income applicable to common stock of $3.1 million, or $0.13 per diluted share, versus net income applicable to common stock of $4.7 million, or $0.27 per diluted share, in the prior-year period.

2014 highlights include:

•	First quarter net growth in commercial loans of $6.8 million, or 4.4% annualized;
•	A quarterly year-over-year decline in non-interest expenses of $3.1 million, or 12.1%;
•	Growth in tangible book value per share to $10.19 at March 31, 2014 compared to $10.01 at December 31, 2013; and
•	The Apr. 16, 2014 declaration of a six cents per share quarterly cash dividend to shareholders of record on Apr. 30, 2014 and payable on May 15, 2014.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report our ninth consecutive quarter of profitability as well as the previously announced restoration of a quarterly cash dividend on our common stock.  Although our earnings declined compared to the year-ago quarter, they were generally in line with our expectations, given the sharp drop in gains on mortgage loans that we anticipated due principally to a decrease in mortgage loan refinance volumes.  We were able to partially offset declines in net interest income and non-interest income by a significant reduction in non-interest expenses.  We remain optimistic about the Company’s prospects for improved earnings for the balance of 2014 as compared to the first quarter.  Near term, we expect an increase in mortgage loan gains as we move into the spring and summer home sales season in Michigan.  Further, new contracts related to our debit card program and core data processing are expected to increase interchange income and reduce data processing costs in the future as compared to first quarter 2014 levels.  Finally, we are focused on continued commercial loan growth, which we believe will lead to stabilization in total loan balances and our net interest income.”

Operating Results

The Company’s net interest income totaled $18.5 million during the first quarter of 2014, a decrease of $1.1 million, or 5.5%, from the year-ago period, and a decrease of $0.9 million, or 4.5% from the fourth quarter of 2013.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.79% during the first quarter of 2014 compared to 4.25% in the year ago period, and 3.96% in the fourth quarter of 2013.  The decrease in net interest income is due to the decline in the net interest margin, which reflects a change in asset mix, as higher yielding loans decreased and lower yielding investment securities increased.  Average interest-earning assets were $1.99 billion in the first quarter of 2014 compared to $1.87 billion in the year ago quarter and $1.96 billion in the fourth quarter of 2013.

Non-interest income totaled $9.0 million in the first quarter of 2014, compared to $11.1 million in the year-ago period, representing a decrease of $2.1 million, or 19.1%.  Service charges on deposit accounts declined $0.4 million due principally to a decrease in non-sufficient funds (“NSF”) occurrences and related NSF fees.  Gains on mortgage loans declined $2.5 million due primarily to decreases in mortgage loan originations and sales.  The decline in mortgage lending and sales volumes principally reflects a significant decrease in refinance volume resulting from a year-over-year increase in mortgage loan interest rates.  Mortgage servicing income declined $0.4 million due primarily to a $0.3 million impairment charge recorded on capitalized mortgage loan servicing rights in the first quarter of 2014. The Company recorded a reduction in non-interest income of $1.0 million in the first quarter of 2013 due to an increase in the fair value of the warrant issued to the U.S. Treasury.  This warrant was redeemed and retired in Aug. 2013.

Non-interest expense totaled $22.4 million in the first quarter of 2014, compared to $25.5 million in the year-ago period, representing a decrease of $3.1 million, or 12.1%.  Loan and collection expenses (down $0.8 million) and net gains/losses on other real estate (“ORE”) and repossessed assets (net gain of $0.1 million in 2014 as compared to a net loss of $0.7 million in 2013) improved due primarily to reduced year-over-year levels of non-performing loans, commercial watch credits and ORE.  The provision for loss reimbursement on sold loans improved to a credit of $0.5 million in the first quarter of 2014 compared to an expense of $0.7 million in the year ago quarter.  The first quarter 2014 credit is primarily due to the rescission of several loss reimbursement requests on sold loans that had been pending and accrued for at the end of 2013.  Several other categories of expenses declined in the first quarter of 2014 as compared to the year ago period, including:  compensation and employee benefits, legal and professional fees, FDIC deposit insurance and credit card and bank service fees.

The Company recorded an income tax expense of $1.5 million and $0.035 million in the first quarters of 2014 and 2013, respectively. Prior to the second quarter of 2013, the Company had established a deferred tax asset valuation allowance against all of its net deferred tax assets.  Accordingly, in the first quarter of 2013, the income tax expense related to pre-tax earnings was largely offset by the change in the deferred tax valuation allowance.

In determining net income applicable to common stock, the first quarter of 2013 included $1.1 million of preferred stock dividends and discount accretion.  This preferred stock, which had been issued to the U.S. Treasury, was redeemed and retired in Aug. 2013.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing loans increased by $2.9 million during the first quarter of 2014, due primarily to two commercial loan relationships moving into non-accrual.  Both of these relationships had been classified as substandard accruing watch credits at year end 2013.  Thus, the migration to non-accrual represents our ongoing collection and resolution efforts rather than a newly developed problem credit situation.  We remain confident about the long-term continued improvement in our asset quality metrics.  Our provision for loan losses totaled $0.4 million in the first quarter of 2014 as compared to a credit of $0.7 million in the year-ago quarter.  However, overall credit costs declined by approximately $0.4 million year-over year, when considering the provision for loan losses, loan and collection expenses and the gain or loss on other real estate.  Since Mar. 31, 2013, non-performing loans and commercial loan watch credits have declined by approximately 25% and 34%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2014 were 0.36% for commercial loans and 1.10% for mortgage and consumer loans. These delinquency rates continue to be well managed as we strive to further improve asset quality and reduce credit related costs.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2014	12/31/2013	3/31/2013
	(Dollars in Thousands)
Commercial	$7,813	$5,369	$11,595
Consumer/installment	1,804	2,147	2,169
Mortgage	11,203	10,366	14,081
Payment plan receivables(2)	6	23	35
Total	$20,826	$17,905	$27,880
Ratio of non-performing loans to total portfolio loans	1.53%	1.30%	2.00%
Ratio of non-performing assets to total assets	1.72%	1.64%	2.45%
Ratio of the allowance for loan losses to non-performing loans	146.15%	180.54%	146.22%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans increased by $2.9 million, or 16.3%, since year-end 2013, but have declined by $7.1 million, or 25.3%, since Mar. 31, 2013.  Non-performing commercial loans increased $2.4 million since year-end 2013, representing 83.7% of the total increase.  The increase in non-performing commercial loans was due principally to two relationships that moved into non-accrual in the first quarter of 2014, which had been categorized as substandard accruing watch credits at year-end 2013.  Other real estate and repossessed assets totaled $18.0 million at Mar. 31, 2014, compared to $18.3 million at Dec. 31, 2013.

The provision for loan losses was an expense of $0.4 million and a credit of $0.7 million in the first quarters of 2014 and 2013, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $2.3 million (0.69% annualized of average loans) in the first quarter of 2014, compared to $2.8 million (0.82% annualized of average loans) in the first quarter of 2013.  The decline in first quarter 2014 loan net charge-offs compared to year ago levels is primarily due to a $1.0 million decline in mortgage and consumer/installment loan net charge-offs that was partially offset by a $0.5 million increase in commercial loan net charge-offs.  At Mar. 31, 2014, the allowance for loan losses totaled $30.4 million, or 2.24% of portfolio loans, compared to $32.3 million, or 2.35% of portfolio loans, at Dec. 31, 2013.

Balance Sheet, Liquidity and Capital

Total assets were $2.26 billion at Mar. 31, 2014, an increase of $49.7 million from Dec. 31, 2013.  Loans, excluding loans held for sale, were $1.36 billion at Mar. 31, 2014, compared to $1.37 billion at Dec. 31, 2013.  Deposits totaled $1.94 billion at Mar. 31, 2014, an increase of $53.9 million from Dec. 31, 2013.  The increase in deposits is primarily due to growth in checking and savings account balances.

Cash and cash equivalents totaled $131.9 million at Mar. 31, 2014, versus $119.1 million at Dec. 31, 2013. Securities available for sale totaled $522.9 million at Mar. 31, 2014, versus $462.5 million at Dec. 31, 2013.  This $60.5 million increase is primarily due to the purchase of residential mortgage-backed securities, asset-backed securities, municipal securities and corporate securities during the first quarter of 2014.

Total shareholders’ equity was $236.6 million at Mar. 31, 2014, or 10.47% of total assets.  Tangible common equity totaled $233.6 million at Mar. 31, 2014, or $10.19 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2014	12/31/2013	Well Capitalized Minimum

Tier 1 capital to average total assets	10.23%	10.09%	5.00%
Tier 1 capital to risk-weighted assets	15.78%	15.30%	6.00%
Total capital to risk-weighted assets	17.05%	16.57%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.3 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would, ”“should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2014	2013
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$53,815	$48,156
Interest bearing deposits	78,125	70,925
Cash and Cash Equivalents	131,940	119,081
Interest bearing deposits - time	16,875	17,999
Trading securities	610	498
Securities available for sale	522,935	462,481
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,419	23,419
Loans held for sale, carried at fair value	14,700	20,390
Loans
Commercial	642,051	635,234
Mortgage	475,580	486,633
Installment	188,337	192,065
Payment plan receivables	54,544	60,638
Total Loans	1,360,512	1,374,570
Allowance for loan losses	(30,437)	(32,325)
Net Loans	1,330,075	1,342,245
Other real estate and repossessed assets	18,001	18,282
Property and equipment, net	47,872	48,594
Bank-owned life insurance	52,571	52,253
Deferred tax assets, net	55,248	57,550
Capitalized mortgage loan servicing rights	13,273	13,710
Vehicle service contract counterparty receivables, net	7,096	7,716
Other intangibles	3,029	3,163
Accrued income and other assets	21,995	22,562
Total Assets	$2,259,639	$2,209,943

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$531,355	$518,658
Savings and interest-bearing checking	958,486	910,352
Reciprocal	77,082	83,527
Retail time	358,588	358,800
Brokered time	13,231	13,469
Total Deposits	1,938,742	1,884,806
Other borrowings	12,943	17,188
Subordinated debentures	40,723	40,723
Vehicle service contract counterparty payables	3,761	4,089
Accrued expenses and other liabilities	26,884	31,556
Total Liabilities	2,023,053	1,978,362

Shareholders’ Equity
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,921,774 shares at March 31, 2014 and 22,819,136 shares at December 31, 2013	351,439	351,173
Accumulated deficit	(107,209)	(110,347)
Accumulated other comprehensive loss	(7,644)	(9,245)
Total Shareholders’ Equity	236,586	231,581
Total Liabilities and Shareholders’ Equity	$2,259,639	$2,209,943

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
		(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$18,215	$19,568	$20,710
Interest on securities
Taxable	1,383	1,287	670
Tax-exempt	262	339	238
Other investments	423	331	332
Total Interest Income	20,283	21,525	21,950
Interest Expense
Deposits	1,293	1,343	1,529
Other borrowings	512	831	865
Total Interest Expense	1,805	2,174	2,394
Net Interest Income	18,478	19,351	19,556
Provision for loan losses	428	(835)	(691)
Net Interest Income After Provision for Loan Losses	18,050	20,186	20,247
Non-interest Income
Service charges on deposit accounts	3,055	3,473	3,406
Interchange income	1,941	1,820	1,757
Net gains on assets
Mortgage loans	1,144	1,607	3,637
Securities	112	190	84
Mortgage loan servicing	264	1,192	622
Title insurance fees	274	421	484
Increase in fair value of U.S. Treasury warrant	-	-	(1,045)
Other	2,165	2,210	2,123
Total Non-interest Income	8,955	10,913	11,068
Non-Interest Expense
Compensation and employee benefits	11,238	12,311	11,307
Occupancy, net	2,483	2,257	2,424
Data processing	2,086	1,971	1,916
Loan and collection	1,465	1,374	2,226
Furniture, fixtures and equipment	1,069	1,122	1,032
Communications	789	714	780
Advertising	519	552	570
FDIC deposit insurance	417	409	630
Interchange expense	402	407	410
Legal and professional	401	616	692
Credit card and bank service fees	263	288	334
Vehicle service contract counterparty contingencies	68	1,434	127
Costs (recoveries) related to unfunded lending commitments	10	(33)	(19)
Provision for loss reimbursement on sold loans	(481)	(284)	663
Net (gains) losses on other real estate and repossessed assets	(87)	146	652
Other	1,758	1,685	1,729
Total Non-interest Expense	22,400	24,969	25,473
Income Before Income Tax	4,605	6,130	5,842
Income tax expense	1,467	1,321	35
Net Income	$3,138	$4,809	$5,807
Preferred stock dividends and discount accretion	-	-	(1,095)
Net Income Applicable to Common Stock	$3,138	$4,809	$4,712

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(unaudited)
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$0.14	$0.21	$0.51
Diluted (C)	0.13	0.21	0.27
Cash dividends declared per common share	-	-	-

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.16%	4.40%	4.77%
Interest expense	0.37	0.44	0.52
Net interest income	3.79	3.96	4.25
Net Income to (A)
Average common shareholders' equity	5.41%	8.29%	34.76%
Average assets	0.57	0.87	0.93

Average Shares
Basic (B)	22,887,502	22,815,467	9,266,072
Diluted (C)	23,436,228	23,360,524	21,831,316

(A)  These amounts are calculated using net income applicable to common stock.  Dividends on convertible preferred stock are added back in the diluted per share calculation.

(B)  Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C)  Average shares of common stock for diluted net income per common share include shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.
During 2013 average shares of common stock also include shares to be issued upon conversion of convertible preferred stock and shares to be issued upon exercise of common stock warrants.

(D)  Ratios have been annualized.